Ally Financial Inc.

Dodd-Frank Act Stress Test

Mid-Cycle Estimates in the Severely Adverse Scenario

Overview

As required under the rules published by the Federal Reserve to address the Dodd-Frank Act Stress Test (“DFAST”) requirements, Ally Financial Inc. (“Ally”, or the “Company”) is providing a summary of mid-cycle stress test results under the Severely Adverse (“Severe”) scenario. The stress test results were submitted to the Federal Reserve on July 5, 2013 and cover a 9-quarter forecast horizon beginning in the second quarter of 2013, and continuing through the second quarter of 2015. The DFAST Severe scenario and the related forecasts of macroeconomic variables were developed internally by Ally and devised to capture all of the Company’s primary risks. The Severe scenario considers a recession that has a level of severity comparable to the most severe post-war U.S. recessions and also includes a shock to oil prices that directly impacts the automotive industry and Ally’s core automotive finance operations.

Ally continues to reduce its risk profile and move forward on planned strategic actions outlined in prior public announcements. Many of these actions are expected to result in reductions in overall risk levels, earnings volatility and contingent exposures for Ally. Since the submission of the 2013 Comprehensive Capital Analysis & Review (“CCAR”) Capital Plan in January of this year, significant milestones have been reached, including, but not limited to, the following:

•	On May 14, 2013, Ally entered into a comprehensive plan support agreement (the “PSA”) with Residential Capital, LLC (“ResCap” and together with certain of its subsidiaries and affiliates, the “Debtors”), the Official Committee of Unsecured Creditors (the “Committee”) and 18 representatives of the Debtors’ key, and largest, creditor constituencies. On June 26, 2013, the Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) entered an order approving the PSA, and on July 3, 2013, the Debtors and Committee filed a chapter 11 plan (the “Plan”) and related disclosure statement (the “Disclosure Statement”), which incorporate the terms of the PSA. Among other things, the Plan settles and provides Ally full releases for all existing and potential claims between Ally and the Debtors, including all representation and warranty claims that reside with the Debtors as well as all pending and potential claims held by third parties related to the Debtors that could be brought against Ally. Such third party release excludes claims held by the Federal Housing Finance Agency and the Federal Deposit Insurance Corporation (the “FDIC”), as receiver for certain failed banks, and any other parties expressly set forth in the Plan as exceptions to the release with Ally’s consent, which parties as of the date hereof include only Fannie Mae regarding certain ordinary-course claims against Ally Bank, as a former mortgage seller and servicer. In addition, the Plan requires that the Debtors’ secured debt owed to Ally be fully satisfied on or before the effective date of the Plan. On June 13, 2013, the Debtors paid Ally in full under the Ally revolving credit facility and line of credit in the amount of approximately $1.127 billion. In exchange for the releases in the Plan, on the effective date of the Plan, Ally must contribute to the Debtors’ estates $1.95 billion in cash or cash equivalents, and will further contribute $150 million received by Ally for claims it pursues against its insurance carriers related to the claims released in connection with the Plan. Ally incurred a $1.20 billion charge in 2Q 2013 related to the planned contribution ($1.95 billion less $750 million accrued in 2012), and recorded $350 million of legal reserves at the same time. The Bankruptcy Court entered an order approving the Disclosure Statement on August 23, 2013, and the Plan confirmation hearing is currently scheduled to commence on November 19, 2013. Under the terms of the Plan, the Plan effective date must occur on or before December 15, 2013.
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•	Ally has completed the divestiture of substantially all of its international operations with the exception of Brazil and the joint venture in China. The company has received 84% of the expected proceeds from the international sale transactions, or more than $7.7 billion.
•	Ally Bank has made significant progress this year in exiting its non-strategic mortgage activities through the sales of agency mortgage servicing rights as well as its Business Lending mortgage operations.

The following summary of forecasted impacts to profitability, loss rates and capital position appropriately reflects the severity of the scenario developed by Ally. The results suggest that Ally’s performance would deteriorate in the Severe scenario as a result of increased provision for credit losses, reduced new business volumes, net interest margin compression and market related losses. Importantly, however, under this scenario, Ally would continue to meet all of its contractual obligations to creditors, counterparties, bondholders and preferred equity holders and would maintain its Tier 1 common capital ratio above the 5% benchmark minimum established under the Federal Reserve’s capital plan rule. Finally, it is important to note that this scenario is not a forecast, but rather a hypothetical scenario designed to assess the strength of Ally and its resilience to severely adverse economic conditions should they occur.

Scenario Overview

The mid-cycle DFAST requires that banks develop their own stress test scenarios as opposed to running stress scenarios provided by the Federal Reserve. Ally’s Severe scenario was generally comparable to the severe scenario provided by the Federal Reserve for CCAR 2013 as many of the macroeconomic forecasts were comparable to, and in some cases worse than, actual levels experienced during the 2008-2009 recession. The main difference between the two scenarios is that Ally’s mid-cycle DFAST Severe scenario also incorporated a firm-specific, idiosyncratic event. Specifically, in this scenario Ally contemplates a large oil price shock that further stresses light vehicle sales, a key macroeconomic variable associated with the automotive industry. Light vehicle sales is one of the main drivers of growth trends in Ally’s auto finance portfolio, while other variables such as the unemployment rate, the home price index, interest rates and the S&P 500 impact credit losses and the market value of the securities portfolio. The table below highlights hypothetical trends derived by Ally using statistical models for some of the key macroeconomic variables used in the mid-cycle DFAST Severe scenario:

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Stress Testing Methodologies

Ally’s process for stress testing and assessing capital adequacy leverages a sound risk management infrastructure that seeks to identify and measure all primary risks arising from exposures and business activities. When conducting comprehensive enterprise-wide stress tests, such as in the case of this mid-cycle DFAST exercise, all of Ally’s primary risk exposures are considered and evaluated. As identified and described in Ally’s 2012 Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2013 filed with the Securities and Exchange Commission, the Company’s primary risks include credit, lease residual, market, operational, insurance/underwriting, country and liquidity.

Stress testing is an integral component of Ally’s risk, capital and liquidity management strategies. Stress tests are used to provide insight into how risk exposures and related capital requirements, as well as capital resources, might be affected by severe, yet plausible stress scenarios. Stress tests are conducted using a combination of quantitative models, external data sources, analytical tools and, when necessary, management judgment. Models and spreadsheets, whether they be internally developed or vendor models, are subject to a validation process managed by an independent function within the company. Variance and sensitivity analyses as well as trend reporting are used to challenge stress test results at various levels of the company. Throughout the stress testing process, numerous reviews are conducted by working groups, business unit management, corporate executives, councils and committees. In addition, stress test results are reviewed and approved by the Ally Board of Directors. Over the past several years, Ally has continuously improved its stress testing process and will continue to attempt to enhance its processes in response to regulatory feedback, changes in the regulatory environment, and changes in its own risk profile.

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The following provides a brief description of the methodologies used in stress testing to translate Ally’s primary risk measures into financial impacts over the nine quarter horizon.

Balance Sheet

Following the sale of Ally’s international auto finance operations and mortgage-related assets as well as the completion of certain other strategic actions, Ally’s earning asset portfolio over the 9-quarter forecast horizon is comprised mainly of U.S. auto-related assets. The auto portfolio is comprised of consumer lending products (retail loans and operating leases) as well as dealer financing products (primarily floorplan financing). Projections of assets are based on the expectation of the amortization of existing assets on the balance sheet and the expectation for new origination volumes under the given scenario. Balances for existing assets are forecast based on their contractual terms and adjusted for prepayment assumptions. Given the relatively short tenor of most auto finance products, existing assets run off fairly quickly. Therefore, the size of Ally’s balance sheet in the 9-quarter forecast is largely dependent on the assumption for new originations. Key assumptions for new originations include industry light vehicle sales, market share of certain manufacturers, Ally’s financing penetration rates and growth in the used and diversified segments of the market. A statistical modeling approach is used to forecast industry light vehicle sales while historical experience and management judgment factor into forecasts for other business assumptions. Similar to the asset portfolio, liability balances are developed using a mix of models, historical experience and management judgment, when necessary.

Pre-Provision Net Revenue (PPNR)

PPNR is a reporting item used to measure net revenues from the asset portfolio and is comprised of three main components: net interest income, non-interest income and non-interest expense. These components are further segmented, and as a result, various processes and methodologies are used to produce forecast projections over the stress test horizon. Since PPNR is a comprehensive reporting item it incorporates stress impacts from many of Ally’s primary risks, including market risk, lease residual risk, operational risk, insurance/underwriting risk and liquidity risk.

Net Interest Income (NII)

Net interest income for Ally is significantly influenced by the size and mix of the earning asset portfolio and the net margin on those assets. A quantitative model that utilizes inputs such as balance forecasts, earning asset yields, interest rates and credit spreads is used to forecast NII. The methodology used to develop balance forecasts is described above while other key assumptions are developed using a mix of quantitative models, historical experience and management judgment.

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Non-Interest Income

Ally’s non-interest income largely consists of insurance premiums, operating lease income and gains/(losses) on disposal of operating lease assets. Similar to the NII projections, revenues from insurance premiums and operating leases are dependent on the size of the earning asset portfolio as well as the margin on those assets. Ally’s recognized gains/(losses) on disposal of operating leases is generally a function of the cost basis of the lease at time of termination and the sales proceeds received from remarketing the vehicle. Ally models the value of off-lease vehicles using key inputs such as the Manheim Index (used vehicle values), used vehicle supply and gasoline prices, which can create changes in demand and value for specific types of vehicles.

Non-Interest Expense

Non-interest expense includes depreciation expense on operating leases, compensation and benefits expense, operational risk expense (e.g., fraud, damage to physical assets, business disruption, system failures), as well as various other administrative expenses. Depreciation expense is forecast using the current depreciation rates applied across the lease portfolio, including new leases assumed to be originated. Projections of compensation and benefits expense and certain marketing expenses are closely aligned with the projected level of business activity and resulting headcount. However, other non-interest expense projections generally reflect a conservative bias as no management actions are assumed that would materially reduce expenses to coincide with the declining business activity. In addition to these routine business driven expenses, consideration is also given to operational or other losses that may arise in the stress environment. Given the broad scope of operational risk and limited and varied data, Ally uses multiple approaches for estimating operational losses in a given scenario. Such approaches include scenario analysis, management judgment, historical experience and the use of statistical models that incorporate observed relationships between operational losses and macroeconomic variables.

Provision for Credit Losses

Consumer and commercial loans are the largest components of Ally’s asset portfolio. Credit risk associated with these portfolios manifests itself in the provision for loan losses. The amount of the provision reflects the forecasted charge-offs for each portfolio under the given scenario while preserving an appropriate allowance for loan losses to ensure adequate coverage at the end of each period.

Ally’s loan loss estimation tools are developed using sound modeling approaches that incorporate macroeconomic variables and are appropriate for stress testing purposes. Balance sheet forecasts used as inputs to loss forecasting models are the same as those used to forecast PPNR to ensure internal projections are consistent. Generally, the loan loss models:

•	Are statistically-driven (e.g., regression-based) models
•	Operate at the segment-level (i.e., are product-specific)
•	Incorporate portfolio characteristics as well as macroeconomic factors
•	Follow a frequency and severity framework incorporating quantitative measures of probability of default (PD) and loss given default (LGD)

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Gains / Losses on Securities Portfolio

Ally’s investment portfolio is subject to market risk and counterparty credit risk. Models are used to forecast changes in market values due to changes in interest rates, credit spreads and volatility. A credit rating migration analysis is also performed to identify potential other than temporary impairments (OTTI) in the bond portfolio. Different segments of the portfolio are modeled separately while each security in the portfolio is incorporated into the analysis.

Capital

Ally forecasts required dividend and interest payments for trust preferred, preferred and subordinated debt securities. Forecasts are based on contractual required payments for these instruments. In the mid-cycle DFAST submission, consistent with regulatory guidance, the Severe scenario excluded any planned capital actions. Therefore, the forecasts for these payments are based on the instruments that resided on the balance sheet as of March 31, 2013.

The various balance sheet, revenue and loss estimates as outlined above are combined to generate full balance sheet and income statement projections over the stress horizon. These financial statements serve as the basis for the calculation of capital and risk weighted assets that are used to derive pro forma quarterly capital ratios, including total capital, tier 1 capital, tier 1 common capital and leverage ratios.

Ally Summary Results

These projections represent hypothetical estimates that involve an economic outcome that is more adverse than expected. These estimates are not forecasts of expected losses, revenues, net income before taxes, or capital ratios. The capital ratios are calculated using capital action assumptions provided within the Dodd-Frank Act stress testing rule. The minimum capital ratio presented is for the period including the second quarter of 2013 through the second quarter of 2015.

In the Severe scenario, Ally’s stress results show a pre-tax loss of approximately $5.1 billion over the 9 quarter horizon.1 Pre-provision net revenue included a decline in net interest income that resulted primarily from a significant reduction in earning asset balances over the forecast horizon. Given the severity of the economic scenario, the expectation is that light vehicle sales would decline, thereby reducing revenue from new retail and lease originations as well as dealer floorplan financing. This decline in industry sales also negatively impacts revenues from the insurance business. The provision for credit losses and related allowances increase in the DFAST Severe scenario to keep pace with the expected rise in credit losses despite a significantly smaller balance sheet over the 9-quarter forecast period. Realized gains/(losses) on securities reflect sharp declines in the equity and bond markets.

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1 Includes $1.3 billion loss from discontinued operations, net of taxes, primarily related to ResCap charge recognized in the second quarter of 2013.

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P r o j e c t e d L o s s e s , R e v e n u e , a n d N e t I n c o m e B e f o r e T a x e s t h r o u g h Q 4 2 0 1 4 u n d e r t h e S u p e r v i s o r y S e v e r e l y A d v e r s e S c e n a r i o

Forecasted credit losses total $2.3 billion with a weighted average loss rate of 2.7% for the total loan portfolio over the 9-quarter time period. It is important to note that the loss rates are not annualized but rather reflect a 9-quarter cumulative loss rate. Ally’s largest loan portfolios, retail auto loans and dealer floorplan financing, have historically experienced low loss rates compared to other asset classes in the CCAR analysis. Ally’s projected loss rates in the stress test are consistent with, and, in some cases, more conservative than, those experienced during the most recent economic recession. The steps Ally has taken to reduce exposure to the mortgage market have resulted in low levels of mortgage losses in the DFAST Severe scenario.

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Ally’s balance sheet is comprised of mainly high-quality, short duration automotive assets enabling the company to withstand severe stress events and meet regulatory requirements throughout the forecast horizon.

In the DFAST Severe scenario, the Federal Reserve prescribes a standardized set of capital actions that do not permit security redemptions or repurchases. However, in accordance with these standardized set of capital actions, Ally assumes all required dividend and interest payments are made for the trust preferred, preferred and subordinated-debt securities throughout the forecast horizon.

Ally’s capital ratios in the DFAST Severe scenario exceed the 5.0% tier 1 common threshold through the entire 9-quarter forecast horizon as required under the capital plan rule and Federal Reserve guidance. Ally is well capitalized at the beginning of the stress test (first quarter of 2013) with a total capital ratio of 15.6% and a tier 1 common ratio of 7.9%. By second quarter 2015, Ally maintains a total capital ratio of 18.4% and a tier 1 common ratio of 6.0%. The primary drivers of the change in capital are the approximate $5.1 billion net pre-tax loss2 over the 9-quarter forecast horizon and the significant decline in risk-weighted assets (total capital ratio is more sensitive to overall changes in risk-weighted assets than tier 1 common). The risk weighted asset reduction is primarily driven by reduced origination volumes as a result of overall market conditions under the prescribed macroeconomic scenario as well as the strategic sale of substantially all international operations in 2013. The following table summarizes first quarter 2013 actual capital ratios in addition to ratios under the DFAST Severe scenario. Given the requirement to use a standardized set of capital actions, the forecast does not include the capital transactions announced August 20, 2013 that include a private placement of $1 billion of common stock and the repurchase of Ally’s $5.9 billion of Mandatory Convertible Preferred (“MCP”) securities. If these transactions were assumed to occur, tier 1 common results would be higher than what has been reported below.

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2 Includes $1.3 billion loss from discontinued operations, net of taxes, primarily related to ResCap charge recognized in the second quarter of 2013.

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